UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional materials

☐	Soliciting Material Pursuant to §240.14a-12

BENITEC BIOPHARMA INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BENITEC BIOPHARMA INC.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 1, 2025

November 10, 2025

On October 14, 2025, Benitec Biopharma Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with the Company’s 2025 Annual Meeting of Stockholders scheduled to be held on December 1, 2025 (the “Annual Meeting”).

As previously disclosed, subsequent to the filing of the Proxy Statement, the Board of Directors (the “Board”) of the Company appointed Dr. Sharon Mates to serve as a director of the Board, effective as of November 3, 2025. Dr. Mates was appointed as a Class I member of the Board with a term lasting until the Company’s 2026 annual meeting of stockholders. In connection with the appointment of Dr. Mates, the Board also approved an increase in the size of the Board from six to seven members.

The Board has determined that Dr. Mates is independent in accordance with applicable rules of the Nasdaq Stock Market LLC and the Company’s Corporate Governance Guidelines.

In connection with Dr. Mates’s appointment to the Board, the Board announced on November 3, 2025 its approval of the grant of options to purchase 28,517 shares of the Company’s common stock (“Common Stock”) to Dr. Mates under the Company’s 2020 Equity and Incentive Compensation Plan (the “Equity Plan”) to have an exercise price equal to the closing price as quoted on the Nasdaq stock exchange on November 5, 2025, which was $15.78 per share. The Options will vest in full on the earlier of immediately prior to the 2026 annual meeting of stockholders and the first anniversary of the Grant Date. The Options are subject to the terms and conditions of the Equity Plan and the Company’s standard form of stock option award agreement. Dr. Mates will also be entitled to the compensation provided to the Company’s non-employee directors as described in the Proxy Statement. Dr. Mates will also enter into the Company’s standard indemnification agreement for members of the Board, the form of which is attached as Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed on September 22, 2025.

There have been no transactions, nor are there any currently proposed transactions, in which the Company was or is to be a participant and which Dr. Mates, or any member of her immediate family was or is to have a material interest, that would require disclosure under Item 404(a) of Regulation S-K.

Voting Matters

You are not being asked to vote on or ratify the election of Dr. Mates at the Annual Meeting. Dr. Mates, as a Class I director, is not a nominee for election at the Annual Meeting. Accordingly, there is no change to Proposal 1: Election of Directors included in the Proxy Statement.

Please note that any proxy card we delivered has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges shareholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

The Proxy Statement contains important information and this supplement should be read in conjunction with the Proxy Statement and this supplement does not affect any matter presented for consideration in the Proxy Statement. If you previously received a Notice of Internet Availability of Proxy Materials, you may view this supplement and the Proxy Statement at www.proxyvote.com. Otherwise, you should have received printed copies of the Proxy Statement and a Notice of the 2025 Annual Meeting of Stockholders by mail. If you have not already voted, you are urged to vote by telephone or internet as instructed in the Notice of Internet Availability of Proxy Materials; or, if you received a proxy card by mail, you may complete, date and return the proxy card by mail. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote.